EXHIBIT (a) (1) (iv)

OFFER TO PURCHASE FOR CASH

ANY AND ALL ORDINARY SHARES

AND

ANY AND ALL AMERICAN DEPOSITARY SHARES

EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS

OF

INVITEL HOLDINGS A/S

(FORMERLY HUNGARIAN TELEPHONE AND CABLE CORP.)

AT

$4.50 NET PER ORDINARY SHARE

AND $4.50 NET PER AMERICAN DEPOSITARY SHARE

BY

HUNGARIAN TELECOM (NETHERLANDS) COOPERATIEF U.A.

AN INDIRECT WHOLLY OWNED SUBSIDIARY

OF CERTAIN INVESTMENT PARTNERSHIPS DIRECTLY OR INDIRECTLY ADVISED BY

MID EUROPA PARTNERS LLP

DECEMBER 7, 2009

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON JANUARY 7, 2010, UNLESS THE OFFER IS EXTENDED.

December 7, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Hungarian Telecom (Netherlands) Cooperatief U.A., a cooperative association organized under the laws of The Netherlands (the “Offeror”), and indirectly wholly owned by certain investment partnerships, each of which is directly or indirectly advised by Mid Europa Partners LLP, to act as Information Agent in connection with the Offeror’s offer to purchase (the “Offer”) (i) any and all of the outstanding ordinary shares, par value €0.01 per share (the “Invitel Shares”), and (ii) any and all of the American Depositary Shares, each of which represents one Invitel Share (the “Invitel ADSs”), and is evidenced by an American Depositary Receipt (the “Invitel ADRs”), of Invitel Holdings A/S, a public limited company organized under the laws of Denmark (“Invitel”), that are not already owned by the Offeror, at a purchase price of $4.50 per Invitel Share or Invitel ADS, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 7, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) enclosed herewith.

Holders of Invitel ADSs whose physical certificates of their Invitel ADRs evidencing such Invitel ADSs (the “ADR Certificates”) are (i) not immediately available, (ii) who cannot complete the procedures for book-entry transfer on a timely basis or (iii) who cannot deliver all other required documents to American Stock

Transfer and Trust Company, LLC (the “U.S. Settlement Agent”) on or prior to the Expiration Date (as defined in the Offer to Purchase) must, if they wish to tender their Invitel ADSs, tender their Invitel ADSs according to the guaranteed delivery procedures set forth in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs” of the Offer to Purchase.

The Offer is subject to certain conditions set forth in the Offer to Purchase. See “The Offer—Section 13. Conditions to the Offer” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Invitel ADSs registered in your name or in the name of your nominee.

1. The Offer to Purchase.

2. The Letter of Transmittal for your use in accepting the Offer and tendering Invitel ADSs and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Invitel ADSs).

3. The Notice of Guaranteed Delivery to be used to accept the Offer if ADR Certificates are not immediately available or if such ADR Certificates and all other required documents cannot be delivered to the U.S. Settlement Agent on or prior to the Expiration Date, or if the procedures for book-entry transfer cannot be completed, on a timely basis.

4. A printed form of letter that may be sent to your clients for whose accounts you hold Invitel ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.

6. A return envelope addressed to American Stock Transfer and Trust Company, LLC, as U.S. Settlement Agent.

In order to tender Invitel ADSs in the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs” of the Offer to Purchase) in connection with a book-entry delivery of Invitel ADSs, and other required documents should be sent to the U.S. Settlement Agent and (ii) ADR Certificates evidencing tendered Invitel ADSs should be delivered to the U.S. Settlement Agent, or such Invitel ADSs should be tendered by book-entry transfer into the U.S. Settlement Agent’s account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

The Offeror will not pay any fees or commissions to any broker or dealer or other person (other than the U.S. Settlement Agent and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Invitel ADSs pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

The Offeror will pay or cause to be paid all transfer taxes applicable to its purchase of Invitel ADSs pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

PLEASE CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 7, 2010, UNLESS THE OFFER IS EXTENDED.

THE OFFER CANNOT BE ACCEPTED IN RESPECT OF INVITEL SHARES BY MEANS OF A LETTER OF TRANSMITTAL. A FORM OF ACCEPTANCE FOR ACCEPTING THE OFFER IN RESPECT OF THE INVITEL SHARES CAN BE OBTAINED FROM THE DANISH SETTLEMENT AGENT (AS DEFINED IN THE OFFER TO PURCHASE).

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the U.S. Settlement Agent or us, the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE SPONSOR, THE OFFEROR, INVITEL, THE INFORMATION AGENT, THE U.S. SETTLEMENT AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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